As Filed with the Securities and Exchange Commission on January 9, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

LANDMARK LAND COMPANY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE			77-002419
(State or other jurisdiction of incorporation or organization)			(I.R.S. Employer Identification No.)

2817 Crain Highway Upper Marlboro, MD 20774
(Address of principal executive offices)

The 2006 Landmark Land Company, Inc. Incentive Stock Option Plan Individual option grants to Outside Directors and Counsel for the Board of Directors
(Full title of the plans)

William W. Vaughan, III General Counsel 2817 Crain Highway Upper Marlboro, MD 20774 (301) 574-3330
(Name, address and telephone number, including area code, of agent for service)

Copies to:

W. Chris Coleman, Esq.
McAfee & Taft A Professional Corporation
Tenth Floor, Two Leadership Square
211 North Robinson
Oklahoma City, Oklahoma 73102-7103
Telephone: (405) 552-2234
Facsimile: (405) 235-0439

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, par value $.50	966,000 (1)	$2.05	$1,980,300	$211.89

(1)

Include 766,000 shares registered under the 2006 Incentive Stock Option Plan, 50,000 shares issuable under an option granted to our outside director, Robert W. White, outside of any plan, 50,000 shares issuable under an option granted to our outside director, Bernard G. Ille, outside of any plan, 50,000 shares issuable under an option granted to our outside director, David A. Sislen, outside of any plan and 50,000 shares issuable upon an option granted to Paul M. Fish, counsel to the board.

(2)

Estimated pursuant to Rule 457(c) and (h) solely for the purposes of computing the registration fee based upon the average of the bid and asked price of Landmark Land Company, Inc. common stock, as reported on the Pink Sheets on January 3, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information (1)

Item 2.  Registrant Information and Employee Plan Annual Information (1)

_____________

(1)

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of the Form S-8 and has been or will be sent or given to participants in the Plans as specified in Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

1.	Annual Report on Form 10-KSB for the year ended December 31, 2005, as filed on March 23, 2006.
2.

Quarterly Reports on Form 10-QSB for the quarter ended March 31, 2006, as filed on May 15, 2006, for the quarter ended June 30, 2006, as filed on August 11, 2006, and for the quarter ended September 30, 2006, as filed November 13, 2006.

3.	Current Reports on Form 8-K filed on August 28, 2006, October 3, 2006 and November 20, 2006.
4.

The description of the Registrant's Common Stock set forth in the Registrant’s registration statement on Form 8-B filed with the Commission on June 25, 1984, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares of common stock covered by this registration statement have been sold or which deregisters all such shares remaining unsold, shall be deemed to be incorporated by reference and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference to this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Article Eighth of the Registrant’s Certificate of Incorporation provides: No director  of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director (i) for breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Document
3.1	Certificate of Incorporation (incorporated by reference to Form 10-KSB for the year ended December 31, 2001 filed with the Commission on February 7, 2003)
3.2	Bylaws of the Company (incorporated by reference to Form 10-KSB for the year ended December 31, 2001 filed with the Commission on February 7, 2003)
5*	Opinion of McAfee & Taft A Professional Corporation.
23.1*	Consent of Aronson & Company.
23.2*	Consent of McAfee & Taft A Professional Corporation (Included in Exhibit 5).
24*	Power of Attorney (Included on signature page).
99.1*	The 2006 Landmark Land Company, Inc., Incentive Stock Option Plan.
99.2*	Form of Stock Option Agreement for Outside Directors and Outside Counsel to the Board

____________________________

* Filed herewith

Item 9.  Undertakings

(a)  The undersigned Registrant hereby undertakes to:

(1)           File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

(2)           For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time be the initial bona fide offering; and

(3)           File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer, pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Marlboro, State of Maryland, on the 4th day of January, 2007.

(Registrant)	LANDMARK LAND COMPANY, INC.

By:    /s/ Gerald G. Barton

Gerald G. Barton

Chief Executive Officer

By:    /s/ Joe V. Olree

Joe V. Olree

Senior Vice President

Chief Financial Officer (Principal Accounting Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of Landmark Land Company, Inc. (hereinafter the "Company"), hereby severally constitute and appoint Gerald G. Barton and Joe V. Olree, and each of them, severally, our true and lawful attorneys-in-fact with full power to them and each of them to sign for us, and in our names as officers or directors, or both, of the Company, a Registration Statement on Form S-8 (and any and all amendments thereto, including post-effective amendments) to be filed with the Securities and Exchange Commission relating to The 2006 Landmark Land Company, Inc. Incentive Stock Option Plan granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Gerald G. Barton	Chairman of the Board of Directors and Chief Executive Officer
Gerald G. Barton		January 4, 2007

/s/ William W. Vaughan, III	President/Assistant Secretary/Director
William W. Vaughan, III		January 4, 2007

/s/ Bernard G. Ille	Director
Bernard G. Ille		January 4, 2007

/s/ David A. Sislen	Director
David A. Sislen		January 4, 2007

/s/ Robert W. White	Director
Robert W. White		January 4, 2007

Index to Exhibits

Exhibit No.	Document Description	Method of Filing

3.1	Certificate of Incorporation	Incorporated herein by reference

3.2	Bylaws of the Company	Incorporated herein by reference

5	Opinion of McAfee & Taft A Professional Corporation.	Filed herewith electronically

23.1	Consent of Aronson & Company.	Filed herewith electronically

23.2	Consent of McAfee & Taft A Professional Corporation (Included in Exhibit 5).	Filed herewith electronically

24	Power of Attorney (Included on signature page).	Filed herewith electronically

99.1	The 2006 Landmark Land Company, Inc., Incentive Stock Option Plan	Filed herewith electronically

99.2	Form of Stock Option Agreement for Outside Directors and Outside Counsel to the Board	Filed herewith electronically